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                                                                    EXHIBIT 11.1

                           HANOVER COMPRESSOR COMPANY
                       COMPUTATION OF EARNINGS PER SHARE
                     (in thousands, except per share data)

                                                       Year ended December 31,
                                              -------------------------------------------
                                                1992     1993     1994     1995     1996

                                              -------------------------------------------
Primary Earnings Per Common Share:
----------------------------------
Net income, as reported                       $   988  $ 2,671  $ 4,388  $ 5,614  $10,381
Dividends on preferred stock                                                (832)  (1,773)
Series A Preferred stock exchange(1)                                               (3,794)
Series B Preferred stock conversion(1)                                             (1,400)
                                              -------------------------------------------
Net income available for common shareholders  $   988  $ 2,671  $ 4,388  $ 4,782  $ 3,414
                                              ===========================================
Weighted average common shares outstanding      7,782   10,877   13,069   14,374   20,498
Common equivalent shares(2)                        34      103      537      905    1,327
Cheap stock(3)                                    515      515      515      515      454
                                              -------------------------------------------
Total common and common equivalent shares       8,331   11,495   14,121   15,794   22,279
                                              ===========================================
Earnings per common share                     $  0.12  $  0.23  $  0.31  $  0.30  $  0.15
                                              ===========================================

                                               Quarter ended
                                                  March 31,
                                              ----------------
                                                1996     1997
                                              ----------------
Primary Earnings Per Common Share:
----------------------------------
Net income, as reported                       $ 2,192  $ 3,394
Dividends on preferred stock                     (513)
Series A Preferred stock exchange(1)
Series B Preferred stock conversion(1)
                                              ----------------
Net income available for common shareholders  $ 1,679  $ 3,394
                                              ================
Weighted average common shares outstanding     20,277   22,909
Common equivalent shares(2)                     1,411    1,581
Cheap stock(3)                                    626        1
                                              ----------------
Total common and common equivalent shares      22,314   24,491
                                              ================
Earnings per common share                     $  0.08  $  0.14
                                              ================

                                                                          Year    Quarter
                                                                          ended    ended
                                                                         December  March
                                                                            31,      31,
                                                                           1996     1997
                                                                         -------  -------
Supplemental Earnings Per Common Share:
---------------------------------------
Net income available for common
  shareholders                                                           $ 3,414  $ 3,394
Add interest on debt to be repaid from
  proceeds                                                                 4,519    1,191
Less income tax effect                                                    (1,794)    (473)
                                                                         -------  -------
Net income used in supplemental EPS                                      $ 6,139  $ 4,112
                                                                         =======  =======
Shares used in primary EPS computation                                    22,278   24,491
Plus shares assumed to be issued to retire
  debt                                                                     4,097    4,158
                                                                         -------  -------
Shares used in supplemental EPS computation                               26,375   28,649
                                                                         =======  =======
Supplemental earnings per common share                                   $  0.23  $  0.14
                                                                         =======  =======

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(1) See "Note 7 -- Redeemable Preferred Stock" in the Notes to Consolidated
    Financial Statements.

(2) Net effect of dilutive stock options and warrants, calculated using the treasury stock method using average market price. Fully diluted earnings per share is not presented since it is the same as primary earnings per share. The effect of convertible redeemable preferred stock is antidilutive for 1995 and 1996.

(3) See "Note 1 -- Description of Business and Significant Accounting Policies" in the Notes to Consolidated Financial Statements.